Exhibit 99.1

BankFinancial Corporation Decides Not To Participate

in U.S. Treasury Department’s Capital Purchase Program

Burr Ridge, Illinois – (November 12, 2008) After careful review and consideration, BankFinancial Corporation (NASDAQ GM: BFIN) has decided not to participate in the U. S. Treasury Department’s Capital Purchase Program.

In announcing this decision, F. Morgan Gasior, BankFinancial’s Chief Executive Officer, said, “Although the Treasury’s Capital Purchase Program is an interesting opportunity, we concluded that our participation would not further any foreseeable business purpose. BankFinancial is already well-capitalized and its liquidity and asset quality remain strong. We also believe, based on recent discussions with investment bankers and other advisors, that we have access to sufficient sources of private capital that can be effectively deployed should an opportunity arise that would require additional capital.”

At September 30, 2008, BankFinancial Corporation had total assets of $1.449 billion, total loans of $1.216 billion, total deposits of $1.046 billion and stockholders’ equity of $262 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk weighted assets ratio of 15.72%, a Tier 1 capital to risk weighted assets ratio of 14.87%, and a Tier 1 capital to adjusted total assets ratio of 13.17% at September 30, 2008. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

BankFinancial, F.S.B. is a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. The company’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan,	Gregg T. Adams,
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial F.S.B.
Telephone: 630-242-7151	Telephone: 630-242-7234